As filed with the Securities and Exchange Commission on October 3, 2002
Registration No. 333-98785

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to

Form S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

KOMAG, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3695 (Primary Standard Industrial Classification Code Number)	94-2914864 (I.R.S. Employer Identification Number)

1710 Automation Parkway

San Jose, California 95131
(408) 576-2000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kathleen A. Bayless

Chief Financial Officer
Komag, Incorporated
1710 Automation Parkway
San Jose, California 95131
(408) 576-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kathleen B. Bloch, Esq.
Jason P. Sebring, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Explanation Note

      This Amendment is being filed solely for the purpose of filing Exhibit 4.2, Amendment No. 1 to the Registration Rights Agreement between Komag, Incorporated and certain holders of common stock and Senior Notes due 2007, dated October 1, 2002.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates, except the SEC registration fee.

SEC registration fee	$17,102
Printing and engraving costs	20,000
Legal fees and expenses	100,000
Accounting fees and expenses	70,000
Miscellaneous expenses	2,898

Total	$210,000

Item 14.     Indemnification of Directors and Officers

      As permitted by Section 145 of the Delaware General Corporation Law, the registrant’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that: (1) the registrant is required to indemnify its directors and executive officers and persons serving in such capacities in other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (2) the registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (3) the registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with defending a proceeding; (4) the rights conferred in the bylaws are not exclusive; and (5) the registrant may not retroactively amend the bylaw provisions in a way that it adverse to such directors, executive officers and employees in these matters.

      The registrant’s policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the bylaws, as well as certain additional procedural protections. In addition, such indemnification agreements provide that the registrant’s directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses, including attorney’s fees, and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the registrant, on account of their services as directors or executive officers of the registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the registrant. The registrant will not be obligated pursuant to the indemnification agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the registrant’s board of directors or brought to enforce a right to indemnification under the indemnification agreement, the registrant’s bylaws or any statute or law. Under the agreements, the registrant is not obligated to indemnify the indemnified party (1) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (2) for any amounts paid in settlement of a proceeding unless the registrant consents to such settlement; (3) with respect to any proceeding brought by the registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous; (4) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the registrant pursuant to the provisions of § 16(b) of the Securities Exchange Act of 1934, and related laws; (5) on account of the indemnified party’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (6) an account of any conduct from which the indemnified party derived an improper personal benefit; (7) on account of conduct the indemnified party believed to be contrary to the best interests of the registrant or its stockholders; (8) on account of conduct that constituted a breach of the indemnified party’s duty of loyalty to the registrant or its stockholders; or (9) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

      The indemnification provision in the bylaws and the indemnification agreements entered into between the registrant and its directors and executive officers may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities arising under the Securities Act of 1933.

      Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Document	Exhibit

Bylaws of Komag, Incorporated	3.1
Form of Indemnification Agreement	10.2

Item 15.     Recent Sales of Unregistered Securities

      Pursuant to our plan of reorganization, on June 30, 2002 we issued 22,826,283 shares of our common stock and $128,832,000 worth of Senior Secured Notes due 2007 and $7,000,000 worth of Junior Secured Notes due 2007 to our former equity and debt holders. We issued these securities in reliance on the exemption provided by Section 1145 of the Bankruptcy Reform Act of 1978, as amended. We received no proceeds from the issuance of these securities.

Item 16.     Exhibits and Financial Statement Schedules

      (a)     Exhibits

Exhibit
Number

2.1	Komag Incorporated’s Further Modified First Amended Plan of Reorganization, dated May 7, 2002 (incorporated by reference from Exhibit 2.1 filed with the Company’s Form 8-K filed on July 11, 2002).
2.2	Findings of Fact, Conclusions of Law and Order, dated May 9, 2002, Confirming Further Modified First Amended Plan of Reorganization of Komag, Incorporated, dated May 7, 2002 (incorporated by reference from Exhibit 2.2 filed with the Company’s Form 8-K filed on July 11, 2002).
3.1	Amended and Restated Certificate of Incorporation of Komag, Incorporated (incorporated by reference from Exhibit 3.1 filed with the Company’s Form 10-Q filed on August 13, 2002).
3.2	Bylaws of Komag, Incorporated (incorporated by reference from Exhibit 3.2 filed with the Company’s Form 10-Q filed on August 13, 2002).
4.1	Form of Stock Certificate for Common Stock (incorporated by reference from Exhibit 4.1 filed with the Company’s Form 10-Q filed on August 13, 2002).
4.2	Registration Rights Agreement between Komag, Incorporated and certain holders of common stock and Senior Secured Notes due 2007 (incorporated by reference from Exhibit 4.2 filed with the Company’s Form 10-Q filed on August 13, 2002), as amended by Amendment No. 1 thereto dated October 1, 2002.
4.3	Form of Warrant (incorporated by reference from Exhibit 4.3 filed with the Company’s Form 10-Q filed on August 13, 2002).
4.4	Loan and Security Agreement between Komag, Incorporated, the lenders named therein, Foothill Capital Corporation as arranger and administrative agent and Ableco Finance LLC as collateral agent (incorporated by reference from Exhibit 4.4 filed with the Company’s Form 10-Q filed on August 13, 2002).

Exhibit
Number

4.5	Indenture, dated June 30, 2002, governing the Senior Secured Notes due 2007 (incorporated by reference from Exhibit 4.5 filed with the Company’s Form 10-Q filed on August 13, 2002).
4.6	Form of Senior Secured Notes due 2007 (incorporated by reference from Exhibit 4.6 filed with the Company’s Form 10-Q filed on August 13, 2002).
4.7	Indenture, dated June 31, 2002, governing the Junior Secured Notes dues 2007 (incorporated by reference from Exhibit 4.7 filed with the Company’s Form 10-Q filed on August 13, 2002).
4.8	Form of Junior Secured Notes dues 2007 (incorporated by reference from Exhibit 4.8 filed with the Company’s Form 10-Q filed on August 13, 2002).
5.1	Opinion of Wilson, Sonsini, Goodrich & Rosati, P.C.***
10.1.1	Lease Agreement dated May 2, 1989 by and between Stony Point Associates I and Komag Material Technology, Inc. (incorporated by reference from Exhibit 10.1.6 filed with the Company’s report on Form 10-K for the year ended December 31, 1989).
10.1.2	Lease Agreement (B10) dated May 24, 1996 between Sobrato Development Companies #871 and Komag, Incorporated (incorporated by reference from Exhibit 10.1.11 filed with the Company’s report on Form 10-K for the year ended December 29, 1996).
10.1.3	Lease Agreement (B11) dated May 24, 1996 between Sobrato Development Companies #871 and Komag, Incorporated (incorporated by reference from Exhibit 10.1.12 filed with the Company’s report on Form 10-K for the year ended December 29, 1996).
10.1.4	Sublease Agreement (B11) dated January 10, 2000, between Komag, Incorporated and 2Wire, Inc. (incorporated by reference from Exhibit 10.1.15 filed with the Company’s report on Form 10-K for the year ended January 2, 2000).
10.1.5	Second Amendment to Lease dated March 16, 1999 by and between Northern Trust Bank of California N.A. and Komag Material Technology, Inc. (incorporated by reference from Exhibit 10.1.16 filed with the Company’s report on Form 10-K for the year ended January 2, 2000).
10.2	Form of Indemnification Agreement***
10.3	Asset Purchase Agreement between the Company and Western Digital Corporation dated April 8, 1999 (incorporated by reference from Exhibit 10.1.13 filed with the Company’s report on Form 10-Q for the quarter ended July 4, 1999) (Confidential treatment requested as to certain portions.)
10.3.1	Volume Purchase Agreement dated as of April 8, 1999 by and between the Company and Western Digital Corporation (incorporated by reference from Exhibit 10.1.14 filed with the Company’s report on Form 10-Q for the quarter ended July 4, 1999) (Confidential treatment requested as to certain portions.)
10.3.2	Stock Purchase and Contribution Agreement By and Among Chahaya Optronics, Inc., The Investors Named Therein and Komag, Incorporated (incorporated by reference from Exhibit 10.3.17 filed with the company’s report on Form 10-K for the year ended December 31, 2000).
10.3.3	Amendment Number 1 to Volume Purchase Agreement with Western Digital Corporation dated October 5, 2001 (incorporated by reference from Exhibit 10.1 filed with the company’s report on Form 10-Q for the quarter ended September 30, 2001).
10.4.1	2002 Qualified Stock Option Plan and forms of agreement thereunder.***
10.4.2	Komag, Incorporated 2002 Deferred Compensation Plan.***
10.4.3	Komag, Incorporated Retention Bonus Plan.***
10.5	Letter dated February 10, 1992 from the Malaysian Industrial Development Authority addressed to Komag, Incorporated approving the “Pioneer Status” of the Company’s thin-film media venture in Malaysia (incorporated by reference from Exhibit 10.28 filed with the Company’s report on Form 10-K for the year ended January 3, 1993).

Exhibit
Number

10.6.1	Form of Executive Retention Agreement between Komag, Incorporated and certain executive officers.***
12.1	Statement re: Computation of Earnings to Fixed Charges Ratio.***
16	Letter regarding change in certifying accountants from Ernst & Young LLP dated November 26, 2001 (incorporated by reference from Exhibit 16 filed with the Company’s report on Form 8-K filed on November 26, 2001).
21	Subsidiaries of Komag, Incorporated as of August 26, 2002.***
23.1	Consent of KPMG, LLP.***
23.2	Consent of Ernst & Young, LLP.***
23.3	Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page hereto).
25.1	Form T-3 covering the Senior Secured Notes due 2007 Indenture.*
25.2	Form T-3 covering the Junior Secured Notes due 2007 Indenture.**
99.1	Certification of Chief Executive Officer and Chief Financial Officer (incorporated by reference from Exhibit 99.1 to our report on Form 10-Q for the quarter ended June 30, 2002).
99.2	Form of Komag, Incorporated 2002 Employee Stock Purchase Plan.***

*	Previously filed on June 7, 2002.

**	Previously filed on June 10, 2002.

***	Previously filed on August 27, 2002.

      (b)     Financial Statement Schedules

Schedule	Page

Valuation and Qualifying Accounts	II-9

      Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17.     Undertakings

      The undersigned registrant hereby undertakes that:

      (a)     (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b)           For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (d)          Komag, Incorporated shall file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (the “TIA”) in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the TIA.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on October 3, 2002.

KOMAG INCORPORATED

By:	/s/ THIAN HOO TAN

Name: Thian Hoo Tan
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

		Title	Date
Signature

/s/ THIAN HOO TAN Thian Hoo Tan		Chairman and Chief Executive Officer (Principal Executive Officer)	October 3, 2002

/s/ KATHLEEN A. BAYLESS Kathleen A. Bayless		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 3, 2002

* Chris A. Eyre		Director	October 3, 2002

* Neil S. Subin		Director	October 3, 2002

* Kenneth Swim		Director	October 3, 2002

* David G. Takata		Director	October 3, 2002

* Harry G. Van Wickle		Director	October 3, 2002

* Raymond H. Wechsler		Director	October 3, 2002

* Michael Lee Workman		Director	October 3, 2002

* Paul Brahe		Director	October 3, 2002

*By:	/s/ THIAN HOO TAN Thian Hoo Tan Attorney-in-Fact

FINANCIAL STATEMENT SCHEDULE

KOMAG, INCORPORATED

Schedule II—VALUATION AND QUALIFYING ACCOUNTS
(in thousands)

Column A	Column B	Column C	Column D		Column F		Column F

		Additions Charged
	Balance at	to Costs and					Balance at End
Description	Beginning of Period	Expenses	Other		Deductions		of Period

Year ended January 2, 2000	$2,165	$(404)	$—		$—		$1,761
Allowance for doubtful accounts	682	3,105 (1)	—		3,368	(2)	419

Allowance for sales returns	$2,847	$2,701	$—		$3,368		$2,180

Year ended December 31, 2000
Allowance for doubtful accounts	$1,761	$55	$2,123	(3)	$—		$3,939
Allowance for sales returns	419	5,741 (1)	485	(3)	5,236	(2)	1,409

	$2,180	$5,796	$2,608		$5,236		$5,348

Year ended December 30, 2001
Allowance for doubtful accounts	$3,939	$(473)	$—		$1,829		$1,637
Allowance for sales returns	1,409	3,039 (1)	—		3,492	(2)	956

	$5,348	$2,566	$—		$5,321		$2,593

(1)	Additions to the allowance for sales returns are netted against sales.
(2)	Actual sales returns of subsequently scrapped product were charged against the allowance for sales returns. Actual sales returns of product that were subsequently tested and shipped to another customer were netted directly against sales.
(3)	Adjustment to reflect addition of HMT balance related to merger.

S-1

EXHIBIT INDEX

Exhibit
Number

2.1	Komag Incorporated’s Further Modified First Amended Plan of Reorganization, dated May 7, 2002 (incorporated by reference from Exhibit 2.1 filed with the Company’s Form 8-K filed on July 11, 2002).
2.2	Findings of Fact, Conclusions of Law and Order, dated May 9, 2002, Confirming Further Modified First Amended Plan of Reorganization of Komag, Incorporated, dated May 7, 2002 (incorporated by reference from Exhibit 2.2 filed with the Company’s Form 8-K filed on July 11, 2002).
3.1	Amended and Restated Certificate of Incorporation of Komag, Incorporated (incorporated by reference from Exhibit 3.1 filed with the Company’s Form 10-Q filed on August 13, 2002).
3.2	Bylaws of Komag, Incorporated (incorporated by reference from Exhibit 3.2 filed with the Company’s Form 10-Q filed on August 13, 2002).
4.1	Form of Stock Certificate for Common Stock (incorporated by reference from Exhibit 4.1 filed with the Company’s Form 10-Q filed on August 13, 2002).
4.2	Registration Rights Agreement between Komag, Incorporated and certain holders of common stock and Senior Secured Notes due 2007, (incorporated by reference from Exhibit 4.2 filed with the Company’s Form 10-Q filed on August 13, 2002), as amended by Amendment No. 1 thereto dated October 1, 2002.
4.3	Form of Warrant (incorporated by reference from Exhibit 4.3 filed with the Company’s Form 10-Q filed on August 13, 2002).
4.4	Loan and Security Agreement between Komag, Incorporated, the lenders named therein, Foothill Capital Corporation as arranger and administrative agent and Ableco Finance LLC as collateral agent (incorporated by reference from Exhibit 4.4 filed with the Company’s Form 10-Q filed on August 13, 2002).
4.5	Indenture, dated June 30, 2002, governing the Senior Secured Notes due 2007 (incorporated by reference from Exhibit 4.5 filed with the Company’s Form 10-Q filed on August 13, 2002).
4.6	Form of Senior Secured Notes due 2007 (incorporated by reference from Exhibit 4.6 filed with the Company’s Form 10-Q filed on August 13, 2002).
4.7	Indenture, dated June 31, 2002, governing the Junior Secured Notes dues 2007 (incorporated by reference from Exhibit 4.7 filed with the Company’s Form 10-Q filed on August 13, 2002).
4.8	Form of Junior Secured Notes dues 2007 (incorporated by reference from Exhibit 4.8 filed with the Company’s Form 10-Q filed on August 13, 2002).
5.1	Opinion of Wilson, Sonsini, Goodrich & Rosati, P.C.***
10.1.1	Lease Agreement dated May 2, 1989 by and between Stony Point Associates I and Komag Material Technology, Inc. (incorporated by reference from Exhibit 10.1.6 filed with the Company’s report on Form 10-K for the year ended December 31, 1989).
10.1.2	Lease Agreement (B10) dated May 24, 1996 between Sobrato Development Companies #871 and Komag, Incorporated (incorporated by reference from Exhibit 10.1.11 filed with the Company’s report on Form 10-K for the year ended December 29, 1996).
10.1.3	Lease Agreement (B11) dated May 24, 1996 between Sobrato Development Companies #871 and Komag, Incorporated (incorporated by reference from Exhibit 10.1.12 filed with the Company’s report on Form 10-K for the year ended December 29, 1996).
10.1.4	Sublease Agreement (B11) dated January 10, 2000, between Komag, Incorporated and 2Wire, Inc. (incorporated by reference from Exhibit 10.1.15 filed with the Company’s report on Form 10-K for the year ended January 2, 2000).
10.1.5	Second Amendment to Lease dated March 16, 1999 by and between Northern Trust Bank of California N.A. and Komag Material Technology, Inc. (incorporated by reference from Exhibit 10.1.16 filed with the Company’s report on Form 10-K for the year ended January 2, 2000).

Exhibit
Number

10.2	Form of Indemnification Agreement.***
10.3	Asset Purchase Agreement between the Company and Western Digital Corporation dated April 8, 1999 (incorporated by reference from Exhibit 10.1.13 filed with the Company’s report on Form 10-Q for the quarter ended July 4, 1999) (Confidential treatment requested as to certain portions.)
10.3.1	Volume Purchase Agreement dated as of April 8, 1999 by and between the Company and Western Digital Corporation (incorporated by reference from Exhibit 10.1.14 filed with the Company’s report on Form 10-Q for the quarter ended July 4, 1999) (Confidential treatment requested as to certain portions.)
10.3.2	Stock Purchase and Contribution Agreement By and Among Chahaya Optronics, Inc., The Investors Named Therein and Komag, Incorporated (incorporated by reference from Exhibit 10.3.17 filed with the company’s report on Form 10-K for the year ended December 31, 2000).
10.3.3	Amendment Number 1 to Volume Purchase Agreement with Western Digital Corporation dated October 5, 2001 (incorporated by reference from Exhibit 10.1 filed with the company’s report on Form 10-Q for the quarter ended September 30, 2001).
10.4.1	2002 Qualified Stock Option Plan and forms of agreement thereunder.***
10.4.2	Komag, Incorporated 2002 Deferred Compensation Plan.***
10.4.3	Komag, Incorporated Retention Bonus Plan.***
10.5	Letter dated February 10, 1992 from the Malaysian Industrial Development Authority addressed to Komag, Incorporated approving the “Pioneer Status” of the Company’s thin-film media venture in Malaysia (incorporated by reference from Exhibit 10.28 filed with the Company’s report on Form 10-K for the year ended January 3, 1993).
10.6.1	Form of Executive Retention Agreement.***
12.1	Statement re: Computation of Earnings to Fixed Charges Ratio.***
16	Letter regarding change in certifying accountants from Ernst & Young LLP dated November 26, 2001 (incorporated by reference from Exhibit 16 filed with the Company’s report on Form 8-K filed on November 26, 2001).
21	Subsidiaries of Komag, Incorporated as of August 26, 2002.***
23.1	Consent of KPMG, LLP.***
23.2	Consent of Ernst & Young, LLP.***
23.3	Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page hereto).
25.1	Form T-3 covering the Senior Secured Notes due 2007 Indenture.*
25.2	Form T-3 covering the Junior Secured Notes due 2007 Indenture.**
99.1	Certification of Chief Executive Officer and Chief Financial Officer (incorporated by reference from Exhibit 99.1 to our report on Form 10-Q for the quarter ended June 30, 2002).
99.2	Form of Komag, Incorporated 2002 Employee Stock Purchase Plan.***

*	Previously filed on June 7, 2002.

**	Previously filed on June 10, 2002.

***	Previously filed on August 27, 2002.